Exhibit 99.1

FIRST AMENDMENT TO

WMI HOLDINGS CORP.

2012 LONG-TERM INCENTIVE PLAN

This First Amendment amends the WMI Holdings Corp. 2012 Long-Term Incentive Plan, dated effective May 22, 2012 (the “Plan”). Capitalized terms used but not otherwise defined in this First Amendment have the meanings set forth in the Plan.

1. Section 4.1 of the Plan is amended in its entirety to read as follows:

“4.1 NUMBER OF SHARES. Subject to the possible increases provided by Section 4.2 and adjustments as provided in Section 4.4, the aggregate number of shares of Stock reserved and available for grant (or to be used to determine the value of an Award payable in cash) pursuant to the Plan shall be 3,000,000.”

2. Section 16.1 of the Plan is amended in its entirety to read as follows:

“16.1 AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that any such action of the Committee shall be subject to the approval of the shareholders to the extent necessary to comply with any applicable law, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted or traded. Except as provided in Section 4.4, to the extent necessary to comply with any applicable law, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted or traded, neither the Board nor the Committee may, without the approval of shareholders, (i) increase the number of shares available for grant under the Plan, (ii) permit the Committee to grant Options with an exercise price that is below Fair Market Value on the Date of Grant, (iii) permit the Committee to extend the exercise period for an Option beyond ten years from the Date of Grant, (iv) amend Section 11.1(d) to permit the Committee to reprice previously granted Options, or (v) amend Section 12.1(c) to permit the Committee to reprice previously granted SARs.”

3. This First Amendment is effective as of the date it is approved by the Board.

4. Except as specifically set forth in this First Amendment, the Plan shall continue in full force and effect as previously adopted by the Board.

Adopted by the Board of Directors of WMI Holdings Corp. on February 10, 2014.

/s/ Charles Edward Smith
Name: Charles Edward Smith
Title: Interim Chief Executive Officer, President and Secretary of WMI Holdings Corp.